Rev. 11

MANUFACTURING AND SALES AGREEMENT

           The PAUL MUELLER COMPANY ("PMC") hereafter, a Missouri Corporation, and DeLaval Inc., a Delaware corporation with its principal place of business in Kansas City, Missouri ("DELAVAL U.S."), desire that PMC manufacture and sell to DELAVAL U.S. a line of milk-cooling and storage equipment intended for use on dairy farms.  This agreement sets out the terms for such manufacture and sale.

  1.      PARTIES TO THE AGREEMENT:  The manufacturing party and selling party is Paul Mueller Company, a Missouri corporation with its principal offices at 1600 West Phelps Street, Springfield, Missouri 65801.  The purchasing party is DELAVAL U.S., a Delaware Corporation with its principal offices in Kansas City, Missouri.

  2.      GENERAL PURPOSE:  This document is intended to set out the terms under which PMC will manufacture for DELAVAL US. a line of milk-cooling and storage equipment for use primarily on dairy farms in North America as well as other countries at the option of DELAVAL U.S.

  3.      PRODUCTS TO BE MANUFACTURED:  The products to be manufactured under this agreement (the "Products") are Closed-top milk coolers in standard sizes sold by DELAVAL U.S. through 8,000-gallon capacity, and other products as may be mutually agreed by the parties.

           The parties intend that the following products will be added to this agreement by appropriate amendment provided that PMC is able to provide a competitive offering acceptable to DELAVAL U.S.:

                    -       Vertical Silo Milk Storage tanks
                    -       Refrigeration Condensing Units
                    -       Heat Recovery Systems.

  4.      "GROSS MARGIN," "GROSS MARGIN PERCENTAGE," "LABOR COST," "STANDARD FRINGE BENEFITS" AND "MATERIAL COSTS" DEFINED:  "Gross Margin" is defined as selling price less Labor Cost, and Material Cost.  The resulting gross margin, when divided by selling price, equals the "Gross Margin Percentage."

           "Labor Cost" is defined as the direct cost of labor required to manufacture a Product sold under this Agreement, including Standard Fringe Benefits.  "Standard Fringe Benefits" is defined as including all applicable fringe benefits such as vacations, holiday, health and life insurance, disability insurance, pension expense, the employer portion of all federal and state payroll taxes, including unemployment taxes, worker's compensation insurance and employer's 401(K) match.

           "Material Cost" is defined as the invoice price of materials, plus all transportation costs, plus any processing costs incurred by PMC, exclusive of surcharges.

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  5.      PRICING:  PMC shall sell the Products at prices which maintain PMC's Gross Margin Percentage for each Product at a level mutually agreed by the parties.

           If stainless steel surcharges are in effect, PMC will invoice DELAVAL U.S. separately on a monthly basis for surcharges relating to stainless steel used in Products sold to DELAVAL U.S. under this Agreement.  The surcharge will be passed on to DELAVAL U.S. with no markup or profit.  For example, in April, PMC will invoice for the surcharge on the steel used to fabricate the Products completed in April.  The surcharge per pound will be the March surcharge per pound, as steel used in April would have been received in March.

           The monthly invoice for the surcharge will include the number of Products completed by size, the pounds of stainless in each tank size, the surcharge per pound, and the total surcharge for the month.

  6.      POTENTIAL ANNUAL PRICE ADJUSTMENTS:  The parties agree that PMC shall adjust Product prices upwards or downwards at the beginning of each calendar year as necessary to maintain the mutually agreed Gross Margin Percentage for each Product.  The annual price adjustment for a Product shall be determined using the following formula:

Price Change  =  Net Change in Labor Cost and Material Cost
                      1 - Gross Margin Percentage

           For example, if a Product has a current selling price of $3,000.00 and the mutually agreed Gross Margin Percentage for that size and model was 40%, and if the cost of material and labor to build the Product increased by $100.00, then PMC would be entitled to increase the selling price by $167.00; i.e. $167.00 equals $100.00 divided by 0.6 (1 - 0.4).  If the cost of material and labor to build the Product decreased by $100, then PMC would be obligated to decrease the selling price by $167.

           PMC will notify DELAVAL U.S. ninety (90) calendar days in advance of any proposed price adjustment and will submit an explanation, together with appropriate documentation, as to the reason for the adjustment and the revised price for each Product.  Any such change that constitutes a price increase shall apply only to orders given subsequently by DELAVAL U.S. and not to orders already in house.

           DELAVAL U.S. may, at its own expense, require a statement from the independent auditors of PMC verifying that any proposed price change is in conformity with this provision.  It however, the auditors' report indicates that a proposed price increase exceeds the amount properly allowed by this provision by more than 5%, PMC shall reimburse DELAVAL U.S. for the cost of the audit.  In addition, DELAVAL U.S. shall have the right, upon reasonable notice, to review PMC's relevant books and records to determine the current Gross Margin Percentage for one or more Products.

           The parties further agree that if, at any time during a calendar year, either party believes that the price of one or more Products results in a Gross Margin Percentage that is significantly different than the mutually agreed Gross Margin Percentage for that Product, the parties will promptly conduct a good faith review of the price of that product.  If the parties mutually agree that a price adjustment is appropriate, the price for that Product will be adjusted as of a mutually acceptable date.

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  7.      DELAVAL U.S.'S RIGHT TO CHANGE SPECIFICATIONS AND DESIGN:  All specifications and designs used in the manufacture of the Products for DELAVAL U.S. hereunder are, and shall continue to be, the sole property of DELAVAL U.S.  DELAVAL U.S. shall have the right, from time to time, to change the specifications or design of the Products to be manufactured under this agreement.  DELAVAL U.S. shall reimburse PMC for any non-recurring costs related to such changes to include prototyping, testing, preparation of drawings and production documentation reasonably required in accordance with PMC's normal course of business.  Prior to incurring any such non-recurring costs, PMC shall provide DELAVAL U.S. with a quote setting out the anticipated costs.  PMC shall not proceed with any of the activities set out on the quote without DELAVAL U.S.'s prior written authorization.  The parties recognize that it is impossible to anticipate in advance what additional recurring cost, expense, or savings such change will cause to PMC.  Therefore, upon such change of design or specifications, PMC shall manufacture to DELAVAL U.S.'s specifications and design as changed and, if necessary, shall adjust the price for that Product to maintain the mutually agreed Gross Margin Percentage.  PMC shall be obligated to provide the explanation and written documentation required by Section 6, and DELAVAL U.S. shall have the right to review PMC's relevant books and records and to require a statement from PMC's independent auditors as provided in Section 6.  In no event shall PMC be required to make additional capital outlays for machines or equipment in order to meet any changed specifications or design by DELAVAL U.S.  It is understood that maintenance, repairs and the deterioration or depreciation of machines and equipment are not subject to the preceding sentence.  Should DELAVAL U.S.'s changes result in PMC having excess or unnecessary raw materials, components, or supplies, DELAVAL U.S. will purchase the same from PMC at PMC's cost, f.o.b. PMC's dock; provided PMC shall make all reasonable efforts to use the same in PMC's operations before requiring DELAVAL U.S. to purchase.

  8.      REQUESTS FROM PMC TO CHANGE SPECIFICATIONS AND DESIGN:  In the event that PMC requests DELAVAL U.S. to change the design or specifications for one of the Products in order to implement a manufacturing or other change that will result in a financial benefit to PMC that exceeds the financial benefit to DeLaval, and DELAVAL U.S. agrees to the requested change, PMC shall absorb the non-recurring costs related to such changes to include prototyping, testing, preparation of drawings and production documentation reasonably required in accordance with PMC's normal course of business.  Upon acceptance of the change by PMC and DELAVAL U.S., PMC shall manufacture according to the changed specifications and design, and, if necessary, shall adjust the price for that Product to maintain the mutually agreed Cross Margin Percentage.  PMC shall be obligated to provide the explanation and written documentation required by Section 6, and DELAVAL U.S. shall have the right to review PMC's relevant books and records and to require a statement from PMC's independent auditors as provided in Section 6.

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  9.      CALIBRATION OF MILK COOLERS:  PMC will calibrate tanks manufactured under this agreement and provide a laminated calibration chart for each tank.  PMC will send a copy of each calibration chart to DELAVAL U.S. as each tank ships.

10.      REGISTRATIONS:  PMC shall be responsible for maintaining CSA registration and 3A registration for DELAVAL U.S. tanks manufactured by PMC under this agreement, and DELAVAL shall reimburse PMC for its out-of-pocket costs to maintain such registrations.

11.      PMC'S STORAGE OBLIGATIONS CONCERNING PRODUCTS TO BE MANUFACTURED AT OSCEOLA:  If requested by DELAVAL U.S., PMC agrees to provide outdoor storage of Products manufactured under this agreement, free of charge to DELAVAL U.S., at the Osceola facility.  DELAVAL U.S. shall have the duty to insure the completed Products after identification to the contract, and pay all personal property taxes levied on such Products after identification.

12.      IDENTIFICATION OF GOODS TO THE CONTRACT:  Identification of the goods to the contract occurs on the day after PMC mails DELAVAL U.S. its invoice for the completed Products.  PMC will not invoice DELAVAL U.S. until:

(a)	All manufacturing processes to be performed by PMC have been completed; and
(b)	The Products have been properly signed, labeled and crated.
(c)

The mailing of the invoice shall occur no earlier than the scheduled production month specified by DELAVAL U.S. and, within each month, PMC will use reasonable efforts to spread identification ratably throughout the month.  Upon identification of the goods to the contract:

	(i)	except as set out in Section 14, below, the risk of loss passes to DELAVAL U.S. along with title, free of all liens and Encumbrances
	(ii)	the duty to insure the goods passes to DELAVAL U.S.
	(iii)	the duty to pay personal property taxes passes to DELAVAL U.S.
	(iv)	PMC shall store and ship as specified.

           During the term of this agreement, PMC warrants that it shall not enter into any agreement which provides any party with a security interest in inventories identified as goods manufactured for DELAVAL U.S. pursuant to this agreement.

13.      SIGNAGE, LABELING AND CRATING OF COMPLETED PRODUCTS:  DELAVAL U.S. shall be responsible for selecting the suppliers of all labels and signage to be applied to the Products which incorporate DeLaval's tradenames, housemarks, or trademarks, and providing those suppliers with the specifications necessary to produce the desired labels and signage.  DELAVAL U.S. shall provide PMC with the identity of those suppliers and PMC shall procure all such labels and signage from those suppliers.  PMC shall apply all such labels and signage in accordance with DeLaval's instructions.

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           DELAVAL U.S. shall provide PMC with specifications for all other labels, and data plates required for the Products.  PMC shall manufacture or have manufactured all such labels and data plates, and shall apply them in accordance with DeLaval's instructions.  DELAVAL U.S. will compensate PMC for any additional expense or time incurred as a result of modifications to the specifications or application instructions for labels, signage or data plates.

           The price schedule for Products includes the skidding of tanks in accordance with skidding methods required by DELAVAL U.S.  Additional charges shall apply for crating or export packaging if required by DELAVAL U.S.

           During the term of this agreement, PMC shall have the nonexclusive license to use DELAVAL U.S.'s trademarks in connection with the labeling of Products manufactured by PMC for DELAVAL U.S. hereunder.  PMC shall not use DELAVAL U.S.'s trademarks or labels in connection with any other products

14.      SHIPPING AND ADMINISTRATIVE CHARGES:  The parties contemplate that some of the DELAVAL U.S. Products may be picked up by DELAVAL U.S.'s dealers or customers, and some may be shipped by motor freight common carrier.  As to Products which are to be picked up by motor freight common carrier, PMC's sole obligation shall be to set such Products aboard the common carrier, properly crated and packaged, and to obtain a bill of lading therefore indicating that the carrier received them in good condition.  PMC has no responsibility for damage occurring to the Products thereafter.  PMC shall ship by bill of lading showing DELAVAL U.S. as the consignor, and directing the freight bill be sent to DELAVAL U.S.

           With regard to Products to be picked up by private hauler, PMC's sole obligation shall be to set such Products aboard the transport provided in good condition, properly created and packaged.  PMC shall not be required to re-crate or otherwise modify the configuration of milk coolers or other Products to accommodate an incorrectly sized carrier.  PMC's liability for damage to such Products ends when PMC obtains a receipt from the driver picking up those Products, indicting that they have been placed aboard his truck in good condition and without damage.

15.      WARRANTIES:  PMC warrants all Products manufactured under this agreement exclusively as follows:

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MILK COOLERS

ONE YEAR LIMITED WARRANTY

           PMC will repair (or replace at its option) any part or portion of a Product manufactured by PMC and found to be defective in workmanship or material under normal use and service for a period of one (1) year from the date of installation by the original user, or twenty (20) months from the date of shipment from the PMC factory, whichever occurs first.  Purchased components such as motors, gearboxes or refrigeration controls shall only be warranted only to the extent of the original equipment manufacture's warranty.  This warranty covers replacement of parts or repair of the equipment only, and does not cover items such as refrigerant, product loss, cost of substitute storage facilities, or labor charges by others; provided however, that in the event of defective workmanship, the warranty does cover all direct costs incurred by DELAVAL U.S. but only to the extent such costs are previously authorized by PMC prior to being incurred; or all direct costs incurred by PMC relating to the repair or replacement of the cooler in question.

           Replacements and/or repair of certain components not manufactured by PMC will be handled by authorized service stations designated by the manufacturer of the component.

           Advance permission to return any parts or equipment must be obtained, in writing, and all Products must be returned with transportation cost prepaid.

FIVE-YEAR LIMITED WARRANTY

           PMC warrants to DELAVAL U.S. that the DELAVAL U.S. milk cooler stainless steel evaporator (cooling plate) and stainless steel internal refrigerant tubing in the DELAVAL U.S. bulk milk tanks manufactured under this agreement will remain free from defects in material and workmanship under normal use and service for a period of five (5) years from the date of installation by the original purchaser-user or sixty-six (66) months from the date of shipment from the PMC factory, whichever occurs first.

           Under this warranty, PMC's obligation shall be limited to the repair or, at PMC's option, the replacement of the plate(s) and tubing.

           PMC warrants to DELAVAL U.S. that the DELAVAL U.S. milk cooler stainless steel evaporator (cooling plate) will be free of internal leakage for a period of five (5) years from the date of installation by the original purchaser-user or sixty-six (66) months from the date of shipment from the PMC factory, whichever occurs first, during which time defective units will be repaired by PMC at no charge to DELAVAL U.S.

GENERAL PROVISIONS

           Under all the above warranties, PMC's obligation shall be limited to the repair, or at PMC's option, the replacement of the Products.  Motor freight common carrier charges will be paid by PMC within the 48 contiguous United States, Canada and Mexico.  Permission to return any products must be obtained in writing prior to shipment.  Transportation and inspection costs will be paid by PMC if returned products are found to be defective.

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           The warranties above constitute PMC's total responsibility.  The above warranties will not apply in the event of abuse or misuse, vandalism, acts of terrorism, negligence, improper installation, alterations by unauthorized service, damage by flood, fire, windstorm, lightning or acts of God.  The above warranties apply only to DELAVAL U.S., which is the original purchaser (for resale) of the Products, and only when such Products are at their original installation location.  The warranties are not transferable.

           Any other warranty, indemnity or performance guarantee offered by DELAVAL U.S. to any third party relating to any of the goods provided to or for DELAVAL U.S. by PMC hereunder shall be satisfied solely by DELAVAL U.S., and DELAVAL U.S. shall defend, hold harmless and indemnify PMC for any claim made thereunder including the costs and attorneys fees to defend same.

DISCLAIMER

           ALL PRODUCTS TO BE MANUFACTURED UNDER THIS AGREEMENT ARE MANUFACTURED IN ACCORDANCE WITH PLANS AND SPECIFICATIONS SUPPLIED BY DELAVAL U.S.  PMC MAKES NO WARRANTY THAT SUCH PRODUCTS ARE MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE OR USE.  THE SOLE RESPONSIBILITY OF PMC SHALL BE THAT IT WILL MANUFACTURE SUCH PRODUCTS IN ACCORDANCE WITH THE PLANS AND SPECIFICATIONS OF DELAVAL U.S. AS IN FORCE AT THE TIME OF MANUFACTURE BASED UPON THE WRITTEN PLANS AND SPECIFICATIONS THEN IN PMC'S POSSESSION, AND THAT THE PRODUCTS WILL BE FREE FROM DEFECTS IN MATERIALS AND WORKMANSHIP AS PROVIDED IN THIS PARAGRAPH.  THIS WARRANTY IS EXPRESSLY MADE IN LIEU OF ANY AND ALL OTHER WARRANTIES WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THOSE OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE OR USE AND THE SOLE LIABILITY OF PMC SHALL BE TO REPLACE OR REPAIR ANY PRODUCTS NOT IN CONFORMITY WITH THE PLANS AND SPECIFICATIONS.  PMC SHALL HAVE NO LIABILITY FOR INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT.

16.      WARRANTY CLAIMS:  When a claim is made under PMC's warranty to DELAVAL U.S., DELAVAL U.S. shall provide PMC with all reasonable information necessary to allow PMC to determine the date of original installation of any Products, or satisfactorily completed installation of other products manufactured by PMC prior to PMC's obligation to fulfill any of its obligations under the above stated warranties.

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17.      SERVICE:  DELAVAL U.S. may wish to provide for field service and repair of Products manufactured or supplied by PMC under this Agreement but not covered under PMC's warranty to DELAVAL U.S.  If DELAVAL U.S. requests PMC to provide factory-sponsored field service for such Products, PMC will provide such services at the same rates charged for such service within its own organization for service of PMC products.

           Such out-of-warranty repair work performed by PMC at the Osceola factory shall be charged at a labor-selling price of sixty dollars ($60.00) per hour, plus all materials at actual cost.  This rate is fixed for the first two (2) years of the contract, and shall be as mutually agreed thereafter.

           PMC will use reasonable efforts to perform all service and repairs, whether under the warranty or out-of-warranty, on a prompt and timely basis as it does for its other customers.

18.      INVOICING AND PAYMENT:  PMC shall invoice DELAVAL U.S. for all products manufactured under this agreement at the time of identification to the contract as provided in Section 12, above.  DELAVAL U.S. shall pay for such goods net, within thirty (30) days of the date of invoice.  All sales are f.o.b. factory and title passes as provided in Section 12 above.

19.      DELAVAL U.S.'S DUTY TO PROMOTE ITS PRODUCTS:  DELAVAL U.S. agrees that for the duration of this agreement, it will actively promote and advertise its DELAVAL U.S. product line in a manner generally consistent with it efforts over the three (3) years preceding execution of this agreement.

20.      PUBLIC ANNOUNCEMENTS:  The parties mutually agree that neither will engage in any advertising or product promotion, or other actions calling the attention of the marketplace to this agreement or the contents thereof.

21.      CHOICE OF LAW:  The parties agree that this is a Missouri contract and that it shall be interpreted and construed according to the laws of Missouri, no matter where enforced.

22.      MODIFICATION OF UNIFORM COMMERCIAL CODE PROVISIONS:  To the extent that this agreement conflicts with the statutory provisions of the Uniform Commercial Code as adopted in the State of Missouri or the State of Iowa, this agreement controls.

23.      DISPUTE RESOLUTION:

(a)

In the event a dispute between the parties arises out of or is related to the interpretation or application of this agreement, the parties shall meet and negotiate in good faith to attempt to resolve the dispute.  In the event the dispute is not resolved within ninety (90) calendar days of the date one party sends written notice of the dispute to the other party, the dispute shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association.

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(b)

Unless otherwise agreed by the parties hereto, the arbitral panel shall consist of three (3) arbitrators, one (1) to be appointed by each party hereto and the third (3rd) to be appointed by the two (2) arbitrators appointed by the parties hereto.  In the event that a party fails to appoint an arbitrator within fifteen (15) calendar days after any such dispute, controversy or claim has been referred to arbitration hereunder, then, in such event, the other party may request the American Arbitration Association to appoint an arbitrator for the party failing to make such appointment.  In the event that the third (3rd) arbitrator has not been appointed within thirty (30) calendar days after any such dispute, controversy or claim has been referred to arbitration hereunder, then, in such event, either party hereto may request the American Arbitration Association to appoint such third (3rd) party.

(c)

The arbitration proceedings shall be held in St. Louis, Missouri.  The arbitral panel shall apply such rules of procedure as it thinks appropriate in the circumstances; provide, however, that both parties hereto shall be entitled to representation by counsel, to appear and present written and oral evidence and argument, and to cross-examine witnesses presented by the other party.  The arbitral award shall be in writing and the arbitral panel shall provide written reasons for its award.  The award of the arbitral panel shall be final and binding upon the parties hereto.

(d)	Each party will be responsible for one-half (1/2) of the fees, costs and charges of the arbitration process, and their own attorney's fees.
(e)

The provisions of this section shall survive and bind the parties hereto, notwithstanding any expiration or termination of this agreement, whether by way of the exercise of rights of termination hereunder, passage of time, or otherwise.  The provisions of this section shall be severable and binding on the parties hereto, notwithstanding that any other provision of this agreement may be held or declared to be invalid, illegal or unenforceable.

24.      SUCCESSORS AND ASSIGNS:  This agreement shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld provided, however, that this agreement may be assigned by either party in the event of a merger or consolidation of that party or the sale by that party of all or substantially all of its assets.  This agreement is the binding obligation of the parties, enforceable against each of them and their successors and permitted assigns in accordance with its terms, which may not be modified or amended except in a writing signed by each of the parties hereto.

25.      COMPLETE AGREEMENT:  This instrument is intended by the parties as a final expression of their agreement and as a complete and exclusive statement of its terms.  No course of prior dealings between the parties shall be relevant or admissible to supplement, explain or vary any of the terms of this agreement.  This agreement shall cancel and supersede all prior communications, understandings and agreements, whether oral or written relating to the subject matter hereof.  No representations, understandings or agreements have been made or relied upon in the making of this agreement other than those specifically set forth herein.

26.      MODIFICATION OF THIS AGREEMENT:  This agreement can be modified only by an instrument signed by the parties or their duly authorized agents.

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27.      DELAY:  Neither party shall be held in default hereunder or otherwise liable for delays in or suspension of performance (other than an obligation to pay for services rendered and goods sold or delivered) caused by acts of God, acts of terrorism, actions, orders or requests of any government or governmental authority, strikes or labor disputes, sabotage, accidents, floods, fires or other loss of manufacturing facilities, lack of adequate fuel, power, raw materials, labor or transportation facilities, inability to obtain materials or power from regular sources or any other happening or contingency beyond the reasonable control of and without the fault of that party (whether or not of a kind hereinbefore specified, a "Force Majeure Event") to the extent that such Force Majeure Event limits or prevents the party's performance hereunder.  The party affected shall promptly notify the other party of the happening of any Force Majeure Event and of the contemplated effect thereof on their performance hereunder.  Upon elimination or cessation of any Force Majeure Event, the obligations of the parties hereunder shall be automatically reinstated.

28.      SALES TAXES:  DELAVAL U.S. shall provide PMC with a sales tax exemption letter from any competent taxing authority, so as to free PMC from paying any sales or transfer tax by reason of its sales to DELAVAL U.S.; failing such exemptions, DELAVAL U.S. will hold PMC harmless from any such taxes incurred by PMC.

29.      PMC NOT TO MORTGAGE OR ENCUMBER COMPLETED PRODUCTS:  Once the products contemplated by this agreement have been identified to the contract, PMC shall not include the same as an asset of PMC that is pledged or available to pledge, and PMC warrants that such products will be and remain free and clear of all liens.

30.      DELAVAL U.S.'S INDEMNITY TO PMC:  DELAVAL U.S. shall defend, indemnify and hold PMC harmless from any and all costs, loss or expense arising from the sale, installation and use of products manufactured in accordance with DELAVAL U.S.'s specifications, except to the extent that such claims arise from defects in material or workmanship or improper manufacturing, packaging, handling or storage prior to transfer of title to DELAVAL U.S., or the improper servicing or repair on the part of PMC.  DELAVAL U.S. shall defend, indemnify and hold PMC harmless from any and all loss or costs which PMC would otherwise suffer by reason of any claimed breach of warranty of fitness for intended use, or merchantability, or resulting from improper installation or damage to the goods after they have been loaded aboard the shipping vehicle at PMC's dock, without damage.

31.      PMC'S INDEMNITY TO DELAVAL U.S.:  PMC shall defend, indemnify and hold DELAVAL U.S. harmless from any and all third party claims for their cost, loss or expenses arising from third party use of products not manufactured in substantial -- accordance with DELAVAL U.S.'s specifications or arising from the improper manufacturing, packaging, handling or storage or the improper servicing or repair by PMC, as limited by the warranty provisions of this agreement.

32.      RECIPROCAL INDEMNITY:  The parties agree to indemnify and hold harmless each other for any failure by either party to properly perform its obligations under this agreement.

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33.      TERM OF AGREEMENT:  This agreement shall extend for a period of five (5) years from the date of its execution, during which neither party may cancel other than for cause.  Thereafter, the agreement shall automatically renew for subsequent one (1) year periods but may be cancelled by either party without cause at any time upon one (1) year's advance written notice thereof to the other party.  Upon termination of this agreement, DELAVAL U.S. agrees to purchase from PMC any remaining inventories, components or finished goods related to products manufactured under this agreement.

34.      NOTICES:  All notices required by this agreement shall be considered received by the other party three (3) business days after deposited in the mail, postage prepaid, to the address of each party as listed below.  The parties may from time to time change the place for receipt of such notices for written notification to the other party.  Current address for notice purposes are:

           If to the Paul Mueller Company:

                      Paul Mueller Company
                      Attention:  President
                      Post Office Box 828
                      Springfield, Missouri 65801-0828

           If to DELAVAL U.S.:

                      DELAVAL U.S. Inc.
                      Attention:  President
                      11100 North Congress Drive
                      Kansas City, Missouri 64153-1296

35.      INSPECTION BY DELAVAL U.S.:  DELAVAL U.S. shall have the right to inspect the products manufactured under this agreement, and stored by PMC on DELAVAL U.S.'s behalf at any time during normal business hours at PMC's manufacturing facilities.  DELAVAL U.S.'s failure to inspect shall not be deemed a waiver of any of DELAVAL U.S.'s rights, and if the products are found to be defective in material or workmanship, PMC retains the obligation and liability to replace or repair the same at its own cost.

36.      PMC'S CONTINUING OBLIGATION TO MANUFACTURE:  PMC shall have no continuing duty to manufacture under the terms of this agreement unless DELAVAL U.S. shall have satisfactorily complied with all obligations, which this agreement imposes upon DELAVAL U.S.

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37.      PMC's DUTY TO FILL ORDERS ON A TIMELY BASIS:  PMC shall use reasonable efforts to fill orders placed by DELAVAL U.S. on a timely basis consistent with its efforts for its other customers.

38.      DELAVAL U.S.'S DUTY TO PROVIDE ANNUAL SALES PROJECTIONS:  By October 31, of each year, DELAVAL U.S. will provide a projection of the tanks they estimate they will need produced in the following calendar year.  This projection will indicate by month the tank sizes and numbers that DELAVAL U.S. estimates will be required.  Such forecasts shall be good faith estimates only and shall not constitute orders or forecasts of orders but shall serve only as guidelines for production by PMC.

39.      PMC's OBLIGATION OF FAIRNESS TO JOINT DEALERS:  Concern has been expressed that an OEM relationship inherently provides incentive for PMC to terminate PMC franchises of joint DELAVAL U.S./PMC dealers without cause, and create alternative distribution as a means to broaden the combined market share of PMC brand and DELAVAL U.S. brand tanks make by PMC.  Accordingly, PMC agrees that its policy toward dealers will not be influenced by virtue of the OEM relationship with DeLaval, and that all dealers will be treated on a fair and consistent basis.

           PMC further agrees that it shall not terminate a joint DELAVAL U.S./PMC Joint Dealer, nor will it appoint a new dealer in all or part of that Joint Dealer's territory, for reason of the Joint Dealer purchasing DELAVAL U.S. tanks unless that dealer's purchases of tanks from DELAVAL U.S. exceeds 50% of the dealer's total tank purchases in any 12 month rolling period.  For purposes of this provision, the percentage of purchases shall be calculated based on the total nominal capacity of the tanks purchased.  This provision shall not prevent PMC from termination of a Joint Dealer for reasonable cause or failure to meet minimum dealership performance standards as typically applied to PMC's other dealers.

40.      DELAVAL U.S.'S PRODUCTION ORDERING:  DELAVAL U.S. will give to PMC written notice of DELAVAL U.S.'s firm production requirements by product and by size 6 weeks in advance; that is, by the 15th of each month, DELAVAL U.S. will provide PMC with written notice of its firm production orders for the second following month.  For example, by April 15th, DELAVAL U.S. will provide PMC, in writing, its firm requirements for tanks to be produced during June.

           When providing orders to PMC per the preceding paragraph, DELAVAL U.S. shall also provide an updated estimate of its requirements for the following third and fourth months.  For example, on April 15th, DELAVAL U.S. will provide PMC with its firm order for the month of June, and its updated estimates for July and August.

41.      PMC TO DELIVER FREE OF LIENS:  PMC agrees that it will ship, or deliver f.o.b. its dock at Osceola, Iowa free and clear of any liens created by PMC or anyone claiming through or under PMC.

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42.      PMC TO MAKE NO OUTSIDE SALES:  PMC agrees that all goods manufactured per DELAVAL U.S.'s design and specification will be sold only to DELAVAL U.S., or to others as directed by DELAVAL U.S.  PMC will make no sales of goods manufactured per DELAVAL U.S.'s design and specification to others without DELAVAL U.S.'s written consent.

43.      UNDERSTANDING AS TO MANUFACTURING:  It is the intention of the parties to this agreement, that PMC shall be the exclusive manufacturer for the products listed on Exhibit "A" for sale by DELAVAL U.S. within North America.  However, if PMC is unable to fill DELAVAL U.S.'s orders on a timely basis, DELAVAL U.S. shall be free to use alternate suppliers until such time as PMC notifies DELAVAL U.S. that PMC can once again fill DELAVAL U.S.'s orders on a timely basis.

44.      PMC'S SECURITY INTEREST:  DELAVAL U.S. grants to PMC a security interest in the products manufactured by PMC under this agreement, and not paid for by DELAVAL U.S., to secure payment therefore and all other payments and obligations required of DELAVAL U.S. under this agreement.  DELAVAL U.S. warrants that such products will be and remain free and clear of all liens.  This security interest applies only to those products identified to this contract.  It shall not affect DELAVAL U.S.'s right to sell or ship such products, free of this lien, from the PMC facilities directly to DELAVAL U.S.'s distributors or end users.  Nor shall it apply to the proceeds of such sales.

           Should DELAVAL U.S. desire to ship such goods to warehousing facilities in the continental United States, owned or leased to DELAVAL U.S., for further delivery by DELAVAL U.S.'s route trucks or otherwise, such goods shall remain subject to the lien created by this paragraph at the warehousing location.  DELAVAL U.S. agrees to execute all necessary UCC financing statements to perfect the lien created by this paragraph in any state of the United States to which the products are shipped for warehousing.

           Should DELAVAL U.S. change its method of doing business with its Canadian subsidiary so as to sell on consignment to such subsidiary, DELAVAL U.S. will execute all documents necessary to give and perfect to PMC a security interest in such products.

           DELAVAL U.S. agrees to insure such products (for invoice amount) against fire and extended coverage hazards, and to name PMC as a named insured, with proceeds payable to PMC and DELAVAL U.S. as their interests may appear.  DELAVAL U.S. will provide PMC with certificates of such current insurance coverage.  DELAVAL U.S. will not sell or dispose of the collateral except in the ordinary course of business.  DELAVAL U.S. will promptly pay all personal property taxes or other liens on the property, and discharge any other liens placed thereon and failing such payment and discharge, PMC may pay or discharge the same at its option, and upon such payment DELAVAL U.S. will reimburse PMC therefore, with interest at a rate to 1-1/2 percent above the New York prime rate, from the date of PMC's payment.  The lien granted by this paragraph shall also extend to any sums advanced by PMC in the discharge of such subsequent liens or levies, until PMC has been reimbursed therefore.

           DELAVAL U.S. will be in default under this section, and PMC may declare default, upon:

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(a)	default in payment for more than sixty (60) days following date of PMC's invoice to DELAVAL U.S., or material breach of any obligation or liability of DELAVAL U.S. under this agreement;
(b)	the making or attempted making of any levy or seizure or attachment of the products manufactured by PMC under this agreement; wherever located within the continental United States;
(c)

dissolution, termination of existence, insolvency or business failure of DELAVAL U.S., or appointment of a receiver or trustee for DELAVAL U.S., or the commencement of any proceeding under any state or federal insolvency or bankruptcy law by or against DELAVAL U.S.

           Upon default, and at any time thereafter, PMC may proceed to exercise any and all rights granted under this agreement, or under the Uniform Commercial Codes of Missouri or the state where the products are located, or other rights possessed by PMC.

           No waiver of default shall operate as a waiver of any other default.  Upon full performance by DELAVAL U.S. of its obligations under this agreement, and upon full payment by DELAVAL U.S., this security agreement shall become void.  This agreement shall be binding upon the successors of the parties hereto.  DELAVAL U.S. will execute all financing statements necessary to perfect and maintain the lien(s) created by this agreement.

45.      RETURN OF SPECIFICATIONS, ETC.:  Upon the termination of this agreement, PMC agrees that:

(a)	it will promptly return to DELAVAL U.S. all copies of and other documents provided by DELAVAL U.S. setting forth the specifications and designs for products, (collectively the "Specifications");
(b)	it will not use the Specifications for any purpose thereafter, and
(c)	it will promptly return to DELAVAL U.S. all labels, insignia and the like that use the name of DELAVAL U.S.

46.      DEFAULT:  Either party may terminate this Agreement due to a material default in the other party's performance of its obligations hereunder upon thirty (30) calendar days' prior written notice to such other party if such other party fails to remedy such default to the reasonable satisfaction of the terminating party within such thirty (30) calendar day period, unless, if the default cannot be cured within said thirty (30) day period, diligent efforts to effect a cure are commenced during that period and are continued until a cure is completed.

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47.      CONFIDENTIALITY:  Both parties acknowledge and agree that they shall take all reasonable steps to keep confidential, and shall not disclose to, publish or use for the benefit of any third party or themselves (except in carrying out their duties in connection with this agreement) any information which a disclosing party identifies in writing as being confidential, whether received prior to or during the term of this agreement, without first having obtained the written consent of the disclosing party unless the information (a) is in the public domain at the time of such disclosure, publication or use by the receiving party (provided that information in the public domain has not and does not come into the public domain as the result of disclosure, publication or use by the receiving party); (b) is known to the receiving party prior to disclosure by the other party as shown by written records to that effect; (c) becomes available to the receiving party on a non-confidential basis from a source other than the other party which source did not, to the best knowledge and belief of the receiving party, acquire the information, directly or indirectly, from the other party under an obligation of confidence; or (d) is independently developed by an employee of the party; said employee having no knowledge of the information disclosed pursuant to this agreement and having had no access to any of such information.  The parties hereby acknowledge and agree that all specifications and designs used in the manufacture of the products for DELAVAL U.S. hereunder and all information contained herein is Confidential Information for purposes of this agreement without any further identification by the parties that such information is confidential.  The obligations of confidentiality hereunder shall survive any expiration or termination of this Agreement for a period of five (5) years from the effective date of such expiration or termination.

48.      FIRST RIGHT OF REFUSAL:  In the event that PMC elects to disengage from the Dairy Farm Equipment business during the life of this Agreement, PMC hereby grants DELAVAL U.S. the first option to purchase the business at the offering price established by PMC.  If DELAVAL U.S. does not wish to purchase at the offering price, PMC shall be free to sell to other parties at that price.

49.      MUELLER REPLACEMENT PARTS:  PMC agrees to make all PMC Dairy Farm Equipment replacement parts available directly to DELAVAL U.S. for resale, provided however that sales of PMC Replacement Parts by DELAVAL U.S. shall be limited to DELAVAL U.S. dealers who were authorized PMC dealers as of the date of this Agreement, and whose franchise was subsequently cancelled by PMC during the term hereof.  DELAVAL U.S. agrees it shall not advertise or solicit business for PMC Replacement Parts nor permit such dealers to advertise or solicit business for PMC Replacement Parts.

           Such parts shall be sold by PMC to DELAVAL U.S. at a discount of 40% from PMC's then current list price, and shall be subject to PMC's standard Replacement Parts Warranty.  PMC will not accept parts orders directly from DELAVAL U.S. dealers that are not also authorized PMC dealers, but PMC agrees to drop ship to such dealers in accordance with instructions provided by DELAVAL U.S. at the time of order.

50.      LIMITATION ON ESTABLISHMENT OF NEW ACCOUNTS:  PMC agrees that it will not establish any new OEM Dairy Farm Equipment accounts without first consulting with and providing reasonable assurance to DELAVAL U.S. that such additional business will not adversely affect the ability of PMC to meet established standards for product quality and timeliness of delivery.

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51.      GOOD FAITH CONSIDERATION:  PMC and DELAVAL U.S. mutually recognize the North American market for Dairy Farm Equipment is rapidly changing due to such factors as industry consolidation.  Accordingly, should market factors change substantially from the date of this Agreement, the parties mutually agree to meet and engage in good faith negotiations regarding what either party feels to be appropriate changes to the Agreement.

           THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

           IN WITNESS WHEREOF, we have hereunto set our hands and seals on this first day of June, 2004.

           The following signatures are provided on a contingent basis, subject to approval by the Board of Directors of the parent company of DELAVAL U.S.  Upon approval of the Board of Directors of the parent company of DELAVAL U.S., DELAVAL U.S. shall deliver, via certified documentation, verification of such approval, and this Agreement shall become effective retroactively, as of the date written above.

PAUL MUELLER COMPANY		DELAVAL U.S., Inc.
By:	/S/ DANIEL C. MANNA	By:	/S/ ULF JAERN
Name:	Daniel C. Manna	Name:	Ulf Jaern
Title:	President	Title:	President -- South-Central American & Pacific

		By:	/S/ WALT MAHARAY
		Name:	Walt Maharay
		Title:	Executive Vice President

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